EXHIBIT 99

SPS Commerce Reports Third Quarter 2015 Financial Results

Company Delivers 26% Growth in Recurring Revenue Over 2014

MINNEAPOLIS, Oct. 22, 2015 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of cloud-based supply chain management solutions, today announced financial results for the third quarter ended September 30, 2015.

Revenue was $40.4 million in the third quarter of 2015, compared to $32.5 million in the third quarter of 2014, reflecting 24% growth in revenue from the third quarter 2014. Recurring revenue grew 26% from the third quarter of 2014.

Net income in the third quarter of 2015 was $1.3 million or $0.07 per diluted share, compared to net income of $838,000, or $0.05 per diluted share, in the third quarter of 2014. Non-GAAP net income per diluted share was $0.22, compared to non-GAAP net income per diluted share of $0.17 in the third quarter of 2014. Adjusted EBITDA for the third quarter of 2015 increased 32% to $6.2 million compared to the third quarter of 2014.

"Our third quarter results were strong as demand remained robust for our retail supply chain management solutions," said Archie Black, President and CEO of SPS Commerce. "Omnichannel retail continues to evolve and is driving the need for collaborative supply chain practices at a faster pace than ever before. Our broad-based network enables retailers and suppliers to keep pace with the rapidly changing demands of the digital consumer and allows them to strategically collaborate to drive growth."

"The third quarter represented our 59th consecutive quarter of revenue growth, highlighted by recurring revenue growth of 26%," said Kim Nelson, Chief Financial Officer. "Omnichannel has become the new normal in retail, and we intend to continue to take advantage of this trend as we go after the multibillion dollar market opportunity in front of us."

Guidance

For the fourth quarter of 2015, revenue is expected to be in the range of $41.8 to $42.3 million. Fourth quarter net income per diluted share is expected to be in the range of $0.04 to $0.06 with fully diluted weighted average shares outstanding of approximately 17.1 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.19 to $0.21. Adjusted EBITDA is expected to be in the range of $5.6 to $6.1 million. Non-cash, share-based compensation expense is expected to be approximately $1.7 million, depreciation expense is expected to be approximately $1.8 million and amortization expense is expected to be approximately $850,000.

For the full year of 2015, revenue is expected to be in the range of $158.0 to $158.5 million, representing approximately 24% growth over 2014. Full year net income per diluted share is expected to be in the range of $0.19 to $0.21 with fully diluted weighted average shares outstanding of approximately 17.1 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.76 to $0.78. Adjusted EBITDA is expected to be in the range of $21.5 to $22.0 million. Non-cash, share-based compensation expense is expected to be approximately $6.5 million, depreciation expense is expected to be approximately $6.5 million and amortization expense is expected to be approximately $3.4 million. Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 41257119 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 59 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the fourth quarter and full year of 2015, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2014, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30,	December 31,
	2015	2014

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 117,887	$ 130,795
Short-term marketable securities	5,014	--
Accounts receivable, less allowance for doubtful accounts of $366 and $279, respectively	17,945	15,422
Deferred costs	14,761	12,055
Deferred income taxes	76	76
Other current assets	5,688	3,846
Total current assets	161,371	162,194

PROPERTY AND EQUIPMENT, net	13,079	11,361
GOODWILL	33,527	34,854
INTANGIBLE ASSETS, net	15,766	18,851
MARKETABLE SECURITIES, non-current	12,514	--
OTHER ASSETS
Deferred costs, non-current	5,465	5,267
Deferred income taxes, non-current	10,758	11,035
Other non-current assets	397	213
Total assets	$ 252,877	$ 243,775

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 2,381	$ 3,961
Accrued compensation	9,922	9,926
Accrued expenses	2,338	2,470
Deferred revenue	8,072	7,505
Deferred rent	723	698
Total current liabilities	23,436	24,560

OTHER LIABILITIES
Deferred revenue, non-current	11,701	10,653
Deferred rent, non-current	3,015	3,471
Total liabilities	38,152	38,684

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,620,918 and 16,348,747 shares issued and outstanding, respectively	17	16
Additional paid-in capital	260,580	250,633
Accumulated deficit	(41,581)	(44,088)
Accumulated other comprehensive loss	(4,291)	(1,470)
Total stockholders' equity	214,725	205,091
Total liabilities and stockholders' equity	$ 252,877	$ 243,775

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$ 40,354	$ 32,506	$ 116,170	$ 92,545
Cost of revenues	12,700	9,970	36,607	28,852
Gross profit	27,654	22,536	79,563	63,693
Operating expenses
Sales and marketing	13,795	12,046	41,640	34,500
Research and development	4,494	3,338	13,058	9,677
General and administrative	6,276	5,153	18,149	14,506
Amortization of intangible assets	829	645	2,507	2,044
Total operating expenses	25,394	21,182	75,354	60,727
Income from operations	2,260	1,354	4,209	2,966
Other income (expense)
Interest income, net	49	52	123	151
Other income (expense), net	(86)	(36)	(255)	(57)
Total other income (expense), net	(37)	16	(132)	94
Income before income taxes	2,223	1,370	4,077	3,060
Income tax expense	(953)	(532)	(1,570)	(1,210)
Net income	$ 1,270	$ 838	$ 2,507	$ 1,850

Net income per share
Basic	$ 0.08	$ 0.05	$ 0.15	$ 0.11
Diluted	$ 0.07	$ 0.05	$ 0.15	$ 0.11

Weighted average common shares used to compute net income per share
Basic	16,605	16,254	16,525	16,207
Diluted	17,054	16,780	17,040	16,793

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2015	2014

Cash flows from operating activities
Net income	$ 2,507	$ 1,850
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	277	1,065
Depreciation and amortization of property and equipment	4,693	4,253
Amortization of intangible assets	2,507	2,044
Provision for doubtful accounts	846	507
Stock-based compensation	4,756	3,991
Changes in assets and liabilities
Accounts receivable	(3,427)	(2,490)
Deferred costs	(2,904)	(3,276)
Other current and non-current assets	(2,056)	(929)
Accounts payable	(1,494)	300
Accrued compensation	93	2,063
Accrued expenses	(104)	407
Deferred revenue	1,615	2,077
Deferred rent	(431)	(245)
Net cash provided by operating activities	6,878	11,617
Cash flows from investing activities
Purchases of property and equipment	(6,504)	(4,394)
Purchases of marketable securities	(17,509)	--
Net cash used in investing activities	(24,013)	(4,394)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	3,273	1,573
Excess tax benefit from exercise of options to purchase common stock	1,179	60
Net proceeds from employee stock purchase plan	741	672
Net cash provided by financing activities	5,193	2,305
Effect of foreign currency exchange rate changes	(966)	--
Net increase (decrease) in cash and cash equivalents	(12,908)	9,528
Cash and cash equivalents at beginning of period	130,795	131,294
Cash and cash equivalents at end of period	$ 117,887	$ 140,822

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income	$ 1,270	$ 838	$ 2,507	$ 1,850
Depreciation and amortization of property and equipment	1,584	1,430	4,693	4,253
Amortization of intangible assets	829	645	2,507	2,044
Interest income, net	(49)	(52)	(123)	(151)
Income tax expense	953	532	1,570	1,210
Other	--	--	--	(69)

EBITDA	4,587	3,393	11,154	9,137
Stock-based compensation expense	1,610	1,293	4,756	3,991

Adjusted EBITDA	$ 6,197	$ 4,686	$ 15,910	$ 13,128

Net income	$ 1,270	$ 838	$ 2,507	$ 1,850
Stock-based compensation expense	1,610	1,293	4,756	3,991
Amortization of intangible assets	829	645	2,507	2,044

Non-GAAP income	$ 3,709	$ 2,776	$ 9,770	$ 7,885

Shares used to compute non-GAAP income per share
Basic	16,605	16,254	16,525	16,207
Diluted	17,054	16,780	17,040	16,793

Non-GAAP income per share
Basic	$ 0.22	$ 0.17	$ 0.59	$ 0.49
Diluted	$ 0.22	$ 0.17	$ 0.57	$ 0.47
CONTACT: Investor Relations
         The Blueshirt Group
         Lisa Laukkanen
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com